EXHIBIT 99.2

June 16, 1997

John S. Bace
J.M. Partners, Ltd.
3730 Del Monte
Houston, Texas 77019

Dear Jack,

     It is with great pleasure that I extend this personal invitation to you to join the Board of Directors of American Medical Providers, Inc. (the
"Company"). As I am sure you are aware, the Company is planning an initial public offering ("IPO") in September of this year. A critical part of the success of the Company involves the selection of a Board of Directors who are knowledgeable in the Company's business and who can be responsive to the Company's needs. Jack, I strongly believe that you will be an asset to our Board of Directors. I have taken the liberty of enclosing an informational package about the Company, which includes:

        o  An Organizational Chart dated June 6, 1997.

        o A brief biographical description for each of the members of the Company's management team.

        o A copy of the corporate bylaws of Podiatry Newco, Inc., (whose name will be changed to American Medical Providers, Inc.) These bylaws are in the process of being modified, and as soon as they are completed, we will see that you receive a copy promptly.

        o A copy of the Directors and Officers liability insurance policy currently in effect.

        o A copy of the Company's policy to compensate the members of its Board of Directors.

     Because of the need to include the Board of Directors names in our upcoming filings with the Securities and Exchange Commission, I would very much appreciate your acknowledging that you would be willing to serve on the Company's Board by executing a copy of this letter and returning it to us for our files. I look forward to working with you and the other Board members in making this Company into a powerhouse of practice management companies.

Sincerely,

/s/  JACK N. McCRARY
     Jack N. McCrary
     Chairman

     I will be most pleased to serve on the Board of Directors for American Medical Providers, Inc., and look forward to contributing to the successes of the Company.

Dated: July 2, 1997                                      /s/  JOHN S. BACE
                                                              JOHN S. BACE